Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 13, 2018 (the “Effective Date”) between PH Group Parent Corp., a Delaware corporation (the “Company”), and Shawn Morris (“Executive”). Certain definitions are set forth in Section 9 of this Agreement.

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment; and

WHEREAS, the parties wish to enter into this Agreement to set forth the terms of such employment.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties hereto agree as follows:

1.    Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on April 30, 2018 or such other date to which the parties may mutually agree in writing hereafter (the “Start Date”) and ending as provided in Section 4 hereof (such period, the “Employment Period”).

2.    Position and Duties.

(a)    Executive shall be employed as the Company’s Chief Executive Officer and shall report to the board of directors of the Company (the “Board”), and during the Employment Period, Executive shall serve as a member of the Board. During the Employment Period, Executive (i) shall devote Executive’s best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, (ii) shall not engage in any other business activity without the prior written approval of the Board, and (iii) shall perform Executive’s duties and responsibilities hereunder to the Company and its Subsidiaries to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding the foregoing, Executive shall not be prohibited from (x) engaging in the activities described on Exhibit A hereto, (y) membership on up to one for profit board of directors and one not-for-profit board of directors, in each case, for entities that are not in competition with the Company, or (z) making personal investments consistent with Section 7 of this Agreement, provided, that such activities described in clauses (x), (y), and (z), in the aggregate, do not materially interfere with Executive’s obligations hereunder.

(b)    The principal location at which Executive shall perform Executive’s duties hereunder shall be Arlington, Virginia for no more than the first twelve (12) months of the Employment Period. On or before end of the first twelve (12) months of the Employment Period, the Company will establish a corporate office in the Nashville, Tennessee area that will serve as the Executive’s principal office location.

3.    Compensation and Benefits.

(a)    Base Salary. From the Start Date through the end of the Employment Period, Executive’s base salary shall be not less than $500,000 per annum (the “Base Salary”). Subject to the foregoing, the Base Salary may be adjusted, but not reduced, as the Board may designate from time to time in its sole discretion. The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices and policies in effect from time to time, subject to customary tax withholdings and other permitted deductions.

(b)    Benefits. During the Employment Period, Executive shall be entitled to participate in a manner consistent with then existing Company policies in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible.

(c)    Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to reporting and documenting of such expenses.

(d)    Bonus. In addition to Base Salary, for each calendar year ending during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Board. Executive’s target Annual Bonus opportunity for each calendar year that ends during the Employment Period shall equal one hundred percent (100%) of the Base Salary then in effect (the “Target Annual Bonus Opportunity”). The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals, set annually by the Board, are achieved or exceeded. Notwithstanding the foregoing, for calendar year 2018, the Annual Bonus will be $500,000, pro-rated for the portion of 2018 that Executive is employed by the Company. Executive must be employed by the Company on the date of payment to be entitled to receive an Annual Bonus in respect of the applicable calendar year, with such payment occurring at the same time that annual bonuses are paid to the Company’s other senior executives. The Annual Bonus shall be subject to applicable tax withholdings and other permitted deductions.

(e)    Option Grants. The Company shall grant Executive options pursuant to the PH Group Parent Corp. Stock Option Plan (the “Option Plan”) to purchase shares of the Company’s common stock (the “Options”) in accordance with the terms and conditions of the Stock Option Agreements attached hereto as Exhibits B and C (the “Option Agreements”).

(f)    Temporary Housing and Travel Expenses. For so long as Executive shall be required to perform Executive’s duties in Arlington, Virginia, the Company shall (i) reimburse Executive for all temporary housing expenses incurred by the Executive for accommodations that would be reasonably expected for a similarly situated Chief Executive Officer residing in Arlington, Virginia; and (ii) reimburse Executive for all expenses incurred in traveling to Arlington, Virginia, or such other location as may be required by the Company from time to time, including, without limitation, for business-class commercial round-trip flights from Nashville, Tennessee as needed to perform Executive’s duties hereunder. If the Company determines that it is required to withhold and pay employment taxes on some or all of the amounts payable to Executive under this Section 3(f), the Company shall pay an additional amount to Executive so that the net after tax amount available for Executive’s accommodations and travel shall be the amounts required by the terms of this Section. For the avoidance of doubt, the parties hereto expressly acknowledge that Executive’s permanent residency shall at all times remain located in the Nashville metropolitan area.

4.    Term; Termination

(a)    Term. The initial term of Executive’s employment hereunder shall commence on the Start Date and shall continue until the third anniversary thereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each a “Renewal Term”) unless either party to this Agreement notifies the other party in writing at least ninety (90) days prior to the end of such Initial or Renewal Term that such party elects not to renew the Agreement for the Renewal Term. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated by the Company with or without Cause or by Executive with or without Good Reason in accordance with this Section 4 (which in the case of the Executive, shall be on thirty (30) days written notice) and will immediately terminate upon death or permanent mental or physical disability (as determined by the Board in its good faith judgment and meeting the standard of subsection (a)(2)(C) of the Internal Revenue Code Section 409A). If Executive gives notice of Executive’s intent to resign without Good Reason, Executive agrees to also assist the Company in completing a prompt and effective management transition; provided, that, the Company may determine that the Employment Period will Terminate on any date prior to the end of such thirty (30) day period, and any such determination shall not be deemed to be a Termination by the Company for purposes of this Agreement; provided, further, that, the Company shall pay Executive for the remainder of the thirty (30) day period as if Executive had remained continuously employed throughout such period.

(b)    Termination by Company without Cause, by Executive with Good Reason, or Due to Non-Renewal. If the Employment Period is Terminated (x) by the Company without Cause, (y) due to non-renewal of the Agreement by the Company, provided Executive terminates his employment upon the expiration of the Initial or Renewal Term, as applicable, or (z) by Executive with Good Reason, and subject to the last two sentences of this Section 4(b), then, in addition to the Accrued Obligations (as defined in Section 4(c)), Executive shall be entitled to receive:

(i)    the Severance Amount, less applicable withholding, payable in accordance with the Company’s general payroll practices in equal installments over a period of eighteen (18) months from the date of Termination (the “Severance Period”),

(ii)     subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”), and Executive’s copayment of premiums associated with such coverage consistent with amounts paid by Executive during the year in which the date of Termination occurs, the Company shall reimburse Executive, on a monthly basis, for the excess costs of continued health benefits for himself and his covered dependents from the date of Termination until the end of the Severance Period, or such earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA (“Medical Benefit Continuation”), and

(iii)     notwithstanding anything to the contrary in the Option Agreements, (X) if the Time-Based Option (as defined in Exhibit B) is not fully vested as of the date of Termination, it shall become vested with respect to an additional twenty-five percent (25%) of the Option Shares subject thereto; (Y) if the date of Termination occurs after the occurrence of a Change in Control (as defined in Section 9 hereof), one hundred percent (100%) of the Performance-Based Option (as defined in Exhibit B) and one hundred percent (100%) of the option granted pursuant to Exhibit C shall remain outstanding until the occurrence of a Liquidity Event, but in no event beyond the Expiration Date (as those terms are defined in the Option Plan) and will become exercisable or not upon such Liquidity Event based on the extent to which the applicable performance hurdles are attained; and (Z), the Options shall remain outstanding for twelve (12) months after the date of Termination and if a Change in Control occurs within such twelve (12) months period, (1) the Time-Based Option shall become one hundred percent (100%) vested on the date of the Change in Control and (2) one hundred percent (100%) of the Performance-Based Option and one hundred percent (100%) of the option granted pursuant to Exhibit C shall remain outstanding until the occurrence of a Liquidity Event, but in no event beyond the Expiration Date, and will become exercisable or not upon such Liquidity Event based on the extent to which the applicable performance hurdles are attained (collectively, (X), (Y) and (Z) of this clause (iii), the “Option Vesting”).

Payment of the Severance Amount and the Medical Benefit Continuation, and the Option Vesting, shall be made (i) if and only if Executive has executed and delivered to the Company a general release in the form attached hereto as Exhibit D (the “Release”) and the Release becomes irrevocable within 60 days following the date of Termination (the date that the Release becomes irrevocable, the “Release Effective Date”), and (ii) only so long as Executive has not breached, and during the Severance Period does not breach, the provisions of such release or any of Sections 5, 6 or 7 hereof. Payments of the Severance Amount and the Medical Benefit Continuation under this Section 4(b) will commence with the first payroll cycle of the Company following the Release Effective Date; provided, that, if the 60 day period referred to in the preceding sentence spans two calendar years, payments shall in all cases commence with the first payroll cycle of the second calendar year; provided, further, that, the first payment will include any installments that would have been paid prior thereto but for this sentence.

(c)    Other Terminations. If the Employment Period is Terminated by the Company for Cause or by Executive without Good Reason pursuant to Section 4(a) above, Executive shall only be entitled to receive: (i) the then current Base Salary through the date of Termination or expiration, (ii) reimbursement of all business expenses properly incurred by Executive in accordance with the Company’s policies and in connection with the performance of services to the Company or its Subsidiaries prior to the date of Termination, and (iii) all other then-vested payments or benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit plan or program in effect as of the date of Termination (collectively, Section 4(c)(i) through Section 4(c)(iii) hereof shall be referred to as the “Accrued Obligations”). If the Employment Period is Terminated as a result of Executive’s death or permanent mental or physical disability or incapacity after the close of a fiscal year and before the bonus for that fiscal year is paid, then Executive or Executive’s legal representatives and/or immediate family also shall be entitled to payment of such bonus at the time when such bonus would have been paid had Executive remained employed. Except as provided in this paragraph (c), Executive shall not be entitled to any other salary, compensation or benefits thereafter under this Agreement.

(d)    Exclusive Remedy; Certain Offsets. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the Termination or expiration of the Employment Period shall cease upon such Termination or expiration, other than those expressly required under COBRA. The Company may offset any amounts Executive owes the Company against any amounts the Company owes Executive hereunder; provided, however, that if any such amounts owed to Executive by Company are subject to Section 409A, then the Company may only offset up to $5,000 (or such greater amount that is permitted under Section 409A) of such amounts.

(e)    Resignation from All Positions. Upon the Termination of Executive’s employment with the Company for any reason, Executive shall resign, as of the date of Termination, from all positions Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and all of its Affiliates. Executive agrees to execute such writings as the Company or any of its Affiliates may request to effectuate the foregoing.

5.    Confidential Information.

(a)    Executive shall not, during the Employment Period or thereafter, discuss with, or disclose to, any Person any of the terms or conditions of this Agreement, except to the extent that such disclosure is to the Internal Revenue Service or other taxing authorities, Executive’s accountant, tax advisor, attorney or immediate family members, or is otherwise required by law. In the event of any disclosure permitted by this Section 5(a), Executive shall advise the Person to whom such disclosure is being made of its confidential nature, and Executive shall take reasonable steps to protect against any further disclosure by such Person.

(b)    Executive acknowledges that the information, observations and data (including trade secrets) at any time previously or hereafter obtained by Executive while employed by the Company or any of its Affiliates concerning the business or affairs of Parent or any of its Subsidiaries (“Confidential Information”) are the property of Parent and its Subsidiaries. Therefore, Executive agrees that Executive will use the Confidential Information only as necessary and only in connection with the performance of Executive’s duties under this Agreement. Executive shall not disclose to any, and shall keep confidential from each unauthorized Person, and shall not use for Executive’s own purposes any Confidential

Information without the prior written consent of the Board, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive from disclosing Confidential Information to the extent required by law or court order; provided, that, in the event Executive is so required to disclose any Confidential Information, Executive shall notify the Company promptly of the requirement so that the Company may seek an appropriate protective order. Notwithstanding the foregoing or any other provision of this Agreement, nothing herein shall preclude Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in any related court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(c)    Executive shall deliver to the Company at the Termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of Parent or any of its Subsidiaries which Executive may then possess or have under Executive’s control. Notwithstanding the foregoing, Executive may retain one copy of this Agreement or such other documents as may be reasonably necessary to enforce Executive’s rights under this Agreement, such copies to be subject to the confidentiality provision of Section 5(a), provided that nothing in this Section 5 shall preclude Executive (or Executive’s heirs or representatives) from enforcing Executive’s rights under this Agreement.

(d)    Executive understands that Parent and its Subsidiaries and their respective Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent and its Subsidiaries and their respective Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s period of employment with the Company or any of its Affiliates and thereafter, and without in any way limiting the foregoing provisions of this Section 5, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Parent or its Subsidiaries and their respective affiliates who need to know such information in connection with their work for Parent or its Subsidiaries and their respective Affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.

(e)    While Executive is employed by the Company or any of its Affiliates, Executive will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries or their respective Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other Person.

6.    Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to actual or anticipated business, research and development or existing or future products or services of the Company or any of its Subsidiaries and which are conceived, developed or made by Executive while employed by the Company or any of its Affiliates belong to the Company or such Subsidiary (“Work Product”). Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing any assignments, consents, powers of attorney and other instruments).

7.    Non-Compete, Non-Solicitation.

(a)    In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company on and after the Effective Date, Executive shall become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for eighteen (18) months after Executive’s employment with the Company is Terminated (the “Noncompete Period”), Executive shall not, within the Restricted Area, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any of its Subsidiaries as such businesses exist on the date of the Termination or expiration of the Employment Period, including without limitation the business of physician practice management and health care provider risk businesses within any State in the United States in which the Company or any of its Subsidiaries engage in such business, which States as of the Effective Date include the States of Georgia, Texas, Maryland, Virginia, New York, New Jersey, and Connecticut and the District of Columbia. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)    During the Non-Compete Period, Executive shall not directly or indirectly (and shall not permit any of Executive’s Affiliates to) (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or such

Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, or (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the 12-month period prior to the date on which such hiring would take place, provided, however, that nothing herein shall prevent general solicitations through advertising or similar means which are not specifically directed at employees of the Company or its Subsidiaries, or hiring of any employee of the Company or its Subsidiaries as a result of such general solications. During the Non-Compete Period, Executive shall not directly or indirectly (and shall not permit any of Executive’s Affiliates to) (i) call on, solicit or service any customer, supplier, provider, licensee, third party administrator, hospital, hospital system, physician group or other business relation of the Company or any of its Subsidiaries (each, a “Customer”), (ii) induce or attempt to induce any such Customer of Parent or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or (iii) in any way knowingly interfere with the relationship between any such Customer and the Company or any such Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries, unless otherwise required in order to carry out Executive’s duties under this Agreement or otherwise permitted in accordance with Section 5(b)).

(c)    Executive acknowledges and agrees that the restrictions contained in Section 5, 6 and 7 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Parent and its Subsidiaries and that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel. In particular, Executive agrees and acknowledges that Parent and its Subsidiaries expend significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, Customer lists, long term Customer relationships and trade secrets and such methods, technology, Customer lists, Customer relationships and trade secrets have significant value. However, if, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope and area reasonable under such circumstances shall be substituted for the stated duration, scope and area and that the court shall be allowed and directed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of the breach or a threatened breach by Executive of this Agreement, Parent or the applicable Subsidiary, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

(d)    Executive may be bound by additional covenants pursuant to other agreements with Parent or its Subsidiaries. In that event, the non-competition and non-solicitation provisions that are the most restrictive shall control.

8.    Executive’s Representations. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein. Executive hereby represents and warrants to the Company that on the date hereof and on the Start Date each of the following statements is true and correct:

(i)    This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms.

(ii)    The execution, delivery and performance of this Agreement and such other agreements by Executive do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(iii)    Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Agreement.

(iv)    Executive acknowledges and agrees that no provision contained herein shall entitle Executive to remain in the employment of the Company or, subject to Executive’s rights and remedies under Section 4, affect the right of the Company to Terminate Executive’s employment at any time for any reason.

In the event of a breach of the representation in either of clauses (ii) or (iii) of this Section 8, the Company may terminate the Employment Period and this Agreement with the same effect as a Termination for Cause.

9.    Definitions.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Base Salary” shall have the meaning set forth in Section 3 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean Executive having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of Executive’s duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within

30 days after Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, dishonesty or moral turpitude with respect to the Company, whether of the United States or any state thereof or any similar foreign law to which Executive may be subject; (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after Executive receives from the Company written notice of such failure; or (E) the material breach of any agreement between Executive or any of Executive’s affiliates and the Company or any of its affiliates, which, in the case of a breach that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after Executive receives from the Company written notice of such breach.

“Change in Control” shall have the meaning ascribed to such term in the Option Plan as in effect on the date hereof but with the phrase seventy-five percent (75%) being replaced with fifty percent (50%).

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 5 of this Agreement.

“Customer” shall have the meaning set forth in Section 7(b) of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Employment Period” shall have the meaning set forth in Section 1 of this Agreement.

“Executive” shall have the meaning set forth in the preamble of this Agreement.

“Good Reason” shall mean one or more of the following events: (i) a reduction in Executive’s Base Salary below $500,000 per year (unless otherwise agreed to in writing by Executive); (ii) a material diminution in Executive’s level of duties and responsibilities hereunder; (iii) a material breach of this Agreement or the Option agreements, or (iv) the Company’s failure to establish a corporate office in the Nashville, Tennessee area as required pursuant to the last sentence in Section 2(b). Executive must: (i) provide written notice of Executive’s resignation for Good Reason to the Company within ninety (90) days of the occurrence of a Good Reason event; and (ii) allow the Company thirty (30) days during which to cure the Good Reason event in all material respects in order for the Executive’s resignation for Good Reason to be effective hereunder. If the Company fails to cure the Good Reason event, the Executive’s employment will immediately terminate at the end of the thirty (30) day cure period.

“Initial Term” shall have the meaning set forth in Section 4 of this Agreement.

“Noncompete Period” shall have the meaning as set forth in Section 7(a) of this Agreement.

“Parent” means Brighton Health Group Holdings, L.L.C., a Delaware limited liability company.

“Person” means an individual, sole proprietorship, entity, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity, whether federal, state, county, city or otherwise and including any instrumentality, department, agency or political subdivision thereof.

“Release” shall have the meaning set forth in Section 4(b) of this Agreement.

“Renewal Term” shall have the meaning set forth in Section 4 of this Agreement.

“Severance Amount” means the amount equal to one hundred and fifty percent (150%) of the sum of (i) Executive’s Base Salary at the rate in effect on the date of Termination and (ii) the average of the Annual Bonuses paid or payable for the two calendar years immediately preceding the date of Termination; provided, that, if the Termination occurs before December 31, 2020, the amount determined for purposes of this clause (ii) shall be the greater of Executive’s Target Bonus for the year in which the Termination occurs or $500,000.

“Severance Period” shall have the meaning set forth in Section 4(b) of this Agreement.

“Start Date” shall have the meaning set forth in Section 1 of this Agreement.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, director or general partner of such limited liability company, partnership, association or other business entity.

“Termination” and variants thereof mean Executive’s separation from service (within the meaning of Internal Revenue Code Section 409A) from the Company and all of its Subsidiaries and Affiliates.

“Work Product” shall have the meaning set forth in Section 6 of this Agreement.

10.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), transmitted by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

to the Company:

PH Group Parent Corp.

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Attention: Jeff Bernstein

Facsimile: (212) 357-5505

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Steven J. Steinman and Donald P. Carleen

Facsimile: (212) 859-4000

to Executive:

[*******]

[*******]

With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South

Suite 2800

Nashville, TN 37201

Attn: Kris Kemp

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as UPS or Federal Express), two business days after being so sent; (c) if sent by facsimile transmission (and receipt is confirmed), when transmitted at or before 5:00 p.m. local time at the location of receipt on a business day, and if received after 5:00 p.m. or on a day other than a business day, on the next following business day, but only if also sent by a reputable overnight air courier within one business day following transmission; or (d) if otherwise actually personally delivered, when so delivered.

11.    General Provisions.

(a)    Indemnification. To the extent provided in the Company’s By-Laws, the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.

(b)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)    Complete Agreement. This Agreement and those documents expressly referred to or contemplated herein, including, without limitation, the Option agreements, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against Executive and the Company and their respective successors and assigns; provided the rights and obligations of Executive under this Agreement shall not be assignable, other than by will or the laws of descent and distribution.

(f)    Survival. Section 4(b) through (e) and Sections 5 through 11 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or Termination of the Employment Period.

(g)    Choice of Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) (other than Section 5-1401 of the New York General Obligations Law) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h)    Remedies. Each of the parties to this Agreement (and Parent and each of its Subsidiaries to the extent of their rights under Section 7 hereunder) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (excluding attorney’s fees as each of the parties shall bear their own legal fees in connection with the negotiation and enforcement of this Agreement) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to a court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(i)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(j)    Third-Party Beneficiaries. Subject to Section 11(e) above and the following sentence, the provisions of this Agreement are solely for the benefit of the parties hereto and will not give rise to any rights in any other third party. Parent and each of its Subsidiaries shall be a third-party beneficiary of the provisions of Section 5 of this Agreement.

(k)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(l)    WAIVER OF JURY TRIAL. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY ANY PARTY IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE OTHER PARTY’S CONSENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.    Section 409A of the Code.

To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as defined in Section 409A as of Executive’s Termination of employment, then, to the extent any payment under this Agreement resulting from Executive’s Termination of employment constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day following the sixth month anniversary of Executive’s date of Termination and (ii) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the sixth month anniversary of Executive’s date of Termination. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, the such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE COMPANY: PH GROUP PARENT CORP.

By:	/s/ PH Group Parent Corp.
Name:
Title:

EXECUTIVE:
/s/ Shawn Morris
Shawn Morris

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

Permitted Activities

1. Western Kentucky University Gordon Ford College of Business Advisory Board member

Exhibit B

Base Option Pool Nonqualified Stock Option Agreement

Exhibit C

Super Tranche Option Pool Nonqualified Stock Option Agreement

Exhibit D

Release of Claims

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.    In consideration of the payments and benefits to be made pursuant to or which are contemplated by the Employment Agreement, dated as of [                    ], 2018 (the “Employment Agreement”), between Shawn Morris (the “Employee”) and PH Group Parent Corp., a Delaware corporation (the “Company”) (each of the Employee and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Employee acknowledges, the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Employee’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including, without limitation, claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Employee arising under, or preserved by, the Employment Agreement;

(B)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)	rights to indemnification the Employee may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law; and

(E)	rights that the Employee may have as an equity holder, or holder of options, convertible securities, or other phantom equity, of the Company or its affiliates.

2.    The Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Employee specifically acknowledges that the Employee’s acceptance of the terms of this Release is, among other things, a specific waiver of the Employee’s rights, claims and causes of action under Title VII, ADEA, ADA and any other Federal, state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive. Nothing in this Release shall preclude the Employee from seeking to access any governmental agencies for any reason (including the filing of any claim of employment discrimination with the Equal Employment Opportunity Commission) at any time; provided, that, in such event, the Company may assert the Release as a bar to any claim waived and released in Section 1 of this Release.

5.    As to rights, claims and causes of action arising under ADEA, the Employee acknowledges that the Employee has been given a period of twenty-one (21) days to consider whether to execute this Release. If the Employee accepts the terms hereof and executes this Release, the Employee may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Employee shall irrevocably forfeit any right to any payment or benefits provided under or which are contemplated by the Employment Agreement (other than the Accrued Obligations), but the remainder of the Employment Agreement and the post-employment covenants of the Employment Agreement shall continue in full force.

6.    Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Employee.

7.    The Employee acknowledges and agrees that the Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.    The Employee acknowledges that the Employee has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.    The Employee acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.    The Employee acknowledges that the severance payments the Employee is receiving in connection with this Release and the Employee’s obligations under this Release are in addition to anything of value to which the Employee is entitled from the Company.

11.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.    This Release shall be binding upon any and all successors and assigns of the Employee and the Company.

16.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by Employee as of                     .

EMPLOYEE

By:
Shawn Morris